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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of The J.Jill Group, Inc., which is incorporated by reference in The J. Jill Group, Inc.'s Annual Report on Form 10-K, as amended by Form 10-K/A No.1 and for the year ended December 25, 1999. We also consent to the incorporation by reference of our report dated February 14, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended by Form 10-K/A No.1. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts